BILL OF SALE AND AGREEMENT

THIS BILL OF SALE AND AGREEMENT is made and entered into this ___ day of ___________, 2007, by and between R.S. (Susie) Glaze, dba Glaze Drilling, a Kansas Sole Proprietorship ("Seller") and Aztec Well Services, Inc., a Nevada Corporation ("Buyer"), as follows:

WHEREAS, Seller represents that Seller is the owner of the property and equipment listed in Exhibit "A" attached hereto and made a part hereof.

WHEREAS, Buyer desires to acquire, and Seller desires to sell to Buyer, all materials, fixtures, equipment, and other personal property (hereinafter sometimes referred to as "equipment");

NOW THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller does hereby grant, bargain, sell, transfer, and convey unto Buyer all of the materials, fixtures, equipment, and other personal property identified in Exhibit A.

1. Buyer agrees by accepting this Bill of Sale, to assume responsibility for the equipment and the risk, cost and expense of future operation thereof.

2. Buyer, for itself, its heirs and assigns, shall indemnify, defend, and hold Seller, Seller's agents and employees harmless from and against any and all loss, cost, expense, and claims for damages of every kind and character to persons or property arising out of, or in connection with, the operations conducted by Buyer.

3. Except as specifically stated in this contract, Seller hereby specifically disclaims any warranty, guaranty, or representation, oral or written, past, present, or future, as to, or concerning (I) the nature and condition of the equipment, (II) the manner, construction, condition and state of repair or lack of repair of the equipment, and (III) the compliance of the equipment with any laws, rules, ordinances or regulations of any government or other body.

4. The conveyance of the equipment as provided for herein is made on an "AS IS" basis, and Buyer expressly acknowledges, warrants, and represents to Seller that no representations have been made by Seller, its agents, or employees in order to induce Buyer to enter into this Bill of Sale and Agreement other than as expressly stated herein.

5. Buyer and Seller hereby agree to execute any document reasonably necessary to effectuate this transaction.

6. When the context requires, singular nouns and pronouns include the plural.

THIS INSTRUMENT may be executed in any number of counterparts, each of which shall be considered as an original for all purposes.

IN WITNESS WHEREOF: the parties hereto have executed this Bill of Sale and Agreement on the day and year first hereinabove written, but effective as of the 1st day of June, 2007.

BUYER:	**SELLER:**
Aztec Well Services, Inc.	**R.S. (Susie) Glaze, dba Glaze Drilling**
______________________	______________________
By:	R.S. (Susie) Glaze

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT, executed on the dates set forth below, is between Aztec Well Services, Inc. and Universal Property Development and Acquisition Corporation, Nevada corporations, hereinafter referred to as Buyer, and GLAZE Drilling, a Kansas sole proprietorship owned by R.S. (Susie) Glaze, hereinafter referred to as Seller.

WHEREAS, Seller desires to sell and Buyer desires to purchase, upon and subject to the terms and conditions hereinafter set forth, Seller's interest in and to certain equipment, machinery, materials and supplies, further described in Exhibit A, attached hereto, being all of Seller's right, title and interest in all equipment, machinery, materials, fixtures, facilities and other personal property used or useful in the drilling, production, gathering, storing, measuring, treating, operating, maintaining, marketing or transportation of oil and gas wells and/or the production derived therefrom (the Equipment).

THEREFORE, in consideration of the above recitals and of the covenants and agreements herein contained, Seller and Buyer agree as follows:

1. Sale and Purchase. Subject to and upon all of the terms and conditions hereinafter set forth, Seller shall sell, transfer, assign, convey and deliver the Equipment to Buyer and Buyer shall purchase, receive, pay for and accept the Equipment on the date of closing.

2. Sale Price.

   a The sale price for the Equipment shall be Seven Hundred Seventy Seven Thousand Dollars ($777,000.00) (the "Sale Price"), subject only to any applicable price adjustment as provided for hereinbelow.

   b On the closing date, Buyer shall deliver to Seller the sum of Three Hundred Eleven Thousand Dollars ($311,000.00), fully creditable toward the purchase price, together with a promissory note in the amount of Four Hundred Sixty Six Thousand Dollars ($466,000.00), payable in two (2) payments of Two Hundred Thousand Dollars ($233,000.00), the first payment being due on the six month anniversary of the closing date and the second being due on the 12 month anniversary of the closing date.

3. Seller's Representations. Seller represents to Buyer that as of the Closing Date:

   a Seller is duly qualified to carry on its business in the state in which the Equipment is located, has full power and authority to enter into and perform under this Agreement according to its terms and conditions and that this Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation on it, enforceable against it in accordance with its terms;

   b Seller is not aware of any legal action which may prohibit the transfer and sale of the

Equipment and that no such legal action exists which may prohibit such transfer and sale or encumber the Equipment;

c Seller is not now nor does it contemplate entering into bankruptcy protection.

4. Buyer's Representations. Buyer warrants and represents to Seller that as of the Closing Date:

a Buyer is a duly organized corporation validly existing and in good standing under the laws of the State of Nevada, is duly qualified to carry on its business in the state in which the Interests are located, has full power and authority to enter into and perform under this Agreement according to its terms and conditions and that this Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation on it, enforceable against it in accordance with its terms;

b Buyer is not now nor does it contemplate entering into bankruptcy protection;

c Buyer has fully relied upon its own expertise and information in making its decision to enter into this Purchase and Sale Agreement.

5. Access to Records. After execution of this Agreement, Seller shall give Buyer and its authorized representatives, during regular business hours or at such time as is mutually agreed, at Buyer's sole risk, cost and expense, access to and the right to copy all technical data and records and to all contract, title, insurance, warranty, repair and maintenance records, to the extent that such data and records are in Seller's possession or control and relate to the Equipment as the Buyer may reasonable request; provided, however, that Seller shall have no obligation to provide Buyer such access to any data or information which access Seller cannot legally provide because of third-party restrictions on Seller, but Seller agrees to use its best efforts to obtain the consent of any such third-party to furnish such information to Buyer. Buyer shall keep all such data and records confidential and shall return any and all such materials at Closing.

6. Title. For purposes of this Agreement, Seller shall deliver to Buyer title in the Equipment free of all defects including, but not limited to, liens or security interests;

7. Physical and Environmental Inspection. After the execution of this Agreement, Buyer and its authorized representative shall have physical access to the Equipment at Buyer's sole cost, risk and expense for the purpose of inspecting the Equipment as may be reasonably necessary and appropriate, in Buyer's sole judgment, to evaluate the physical and environmental condition of the Equipment. Buyer shall defend and indemnify Seller from any and all liability, claims, causes of action, injury to Buyer's employees, agents or contractors or to Seller's property which may arise out of Buyer's inspections, but only to the extent of Buyer's negligence. Buyer and Seller shall keep any and all such data or information obtained or determined during such inspections and the results of any analysis strictly confidential and shall not disclose same to any person or agency without the prior written approval of both Buyer and

Seller. The forgoing obligation of confidentiality shall survive the Closing or termination of this Agreement without closing.

8. Warranty of Title. In all conveyances executed and delivered hereunder, Seller shall specially warrant to Buyer and its successors and assigns that it has not previously conveyed the Equipment and warrant and defend title to the Equipment against the claims and demands of all persons whomsoever claiming the same or any part thereof by, through or under Seller, but not otherwise. Seller makes no other warranty or representation as to the quantity or quality to the title to the Interests.

9. Conditions of Closing by Buyer. The obligation of Buyer to close is subject to the satisfaction of the following conditions:

a Buyer shall have had reasonable access to all data and records which it has reasonably requested;

b Buyer shall have had reasonable access to the Equipment to conduct an inspection for all purposes, including environmental condition;

c No material adverse change in the condition of or title to the Equipment shall have occurred prior to the Closing Date, except depreciation through ordinary wear and tear.

10. Conditions of Closing by Seller. The obligation of Seller to close is subject to the satisfaction of the following conditions:

a All representations and warranties of Buyer contained in the Agreement shall be true, correct and not misleading in all material respects and Buyer shall have performed and satisfied all agreements and covenants in all material respects required by this Agreement to be performed and satisfied by Buyer.

11. Closing. The closing shall occur on or before June 1, 2007 at the offices of Seller or at such other time and place as the parties may mutually agree in writing. At Closing, the following will occur:

a Seller shall execute, acknowledge and deliver an Assignment and Bill of Sale, covering all of the Equipment to be sold pursuant hereto;

b Buyer shall deliver to Seller by wire transfer the sum of $311,000 and a promissory note in the amount of $466,000;

c At the Closing, Seller and Buyer shall execute all necessary forms to be filed with the appropriate regulatory authorities concerning the change in ownership of the Equipment;

d Seller shall deliver to Buyer exclusive possession of the Equipment;

e Seller's employees, Alva Glaze, Alan (Mike Glaze), Matt Hamil and R.S. (Susie) Glaze shall execute employment agreements with Buyer whereby they will be paid certain agreed sums and bonus as set forth therein.

12. Broker's Fees. Buyer has not utilized a broker in connection with this transaction and Seller shall be responsible for any Broker's fee it incurs as a result of this transaction.

13. Attachments. In addition to the attachments previously referenced, Seller shall provide and attach to this Agreement an Equipment List showing all field equipment such as pumps, tanks, tools, meters, pipe, etc.;

14. Notices. All communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been fully made if actually delivered or if mailed by registered or certified mail, postage prepaid to the addresses set forth below:

SELLER: Glaze Drilling

Rita Sue Glaze (owner) 6-11-07

BUYER Aztec Well Services, Inc.
14255 US Highway 1, Suite 209
Juno Beach, Florida 33408
Fax Number 561 277 2430

Universal Property Development and Acquisition Corporation
14255 US Highway 1, Suite 209
Juno Beach, Florida 33408
Fax Number 561 277 2430

15. Further Assurance. After Closing, each of the parties shall execute, acknowledge and deliver to the other such further instruments and take such other actions as may be reasonably necessary to carry out the provisions of this Agreement.

16. Operations by Seller. Seller shall operate the Equipment until the closing at which time the Equipment will be turned over to and become the responsibility of Buyer. The risk of casualty loss relating to the Equipment shall pass from Seller to Buyer on the Closing Date.

17. Entire Agreement. This instrument contains the entire agreement of the Parties and may be supplemented, altered, amended, modified or revoked only in a writing signed by the Parties. This Agreement supersedes any prior Agreements between the Parties concerning sale of the Interests. The headings are for guidance only and shall have significance in the interpretation of this Agreement. Should any provision of this Agreement be deemed illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect.

18. Assignability. This Agreement and the rights and obligations hereunder shall not be assigned or delegable by either party hereto without the prior written consent of the other party which consent shall not be unreasonably withheld.

19. Survival. All representations, warranties, covenants and agreements set forth herein or in any instrument or certificate delivered in connection herewith shall survive the Closing without limitation as to time,

20. Governing Law. This agreement shall be governed by the laws of the State of Nevada without regard to conflicts of laws.

21. This Agreement may be executed in counterparts each counterpart shall constitute a binding original.

Executed on this ____ day of May, 2007.

Aztec Well Services, Inc.

____

By: Kamal Abdallah, Chairman

R.S. (Susie) Glaze, dba Glaze Drilling

____

R.S. (Susie) Glaze

Universal Property Development and Acquisition Corporation

____

By: Kamal Abdallah, Chairman

Glaze Drilling Company

GARDNER DENVER 15-W DRILLING RIG W/38 FT. DERRICK, AIR /MUD COMBO RIG,5 ½ X 8 MUD, REBUILT 400 CUMMINS ENGINE WITH WARRANTY ACTIVE, 4 AXLE UNIT MOUNTED ON CRANE CARRIER **$200,000.00**
SPEEDSTAR SS 15 DRILLING RIG AIR RIG, 40 DERRICK, 900/300 GHH COMPRESSOR, 4 AXLE UNIT MOUNTED ON KLINE CARRIER **$140,000.00**
2006 SEMCO 15,000 MOUNTED ON 97 FREIGHTLINER **$100,000.00**
INGERSOL RAND 1070/350 AIR COMPRESSOR**$100,000.00**
1980 INTERNATIONAL DIESEL FLAT BED PIPE TRUCK **$5,000.00**
1000' 4 ½" DRILL PIPE **$25,000.00**
1500' 3 5/8" DRILL PIPE **$15,000.00**
1979 FORD WATER TRUCK W/ 80 BBL TANK **$4,000.00**
1997 FORD SUPER DUTY POWER STROKE DIESEL FLATBED WITH FUEL TANKS **$17,500.00**
1974 GMC 1 TON WINCH TRUCK (SMALL) **$500.00**
1981 GMC TOPKICK FLATBED TRUCK W/ HOIST DUMP BED **$5,000.00**
1998 22' STARLITE TRAILER.**$6,000.00**
CAT 416 C BACKHOE EXTEND-A-HOE WITH FORKS **$45,000.00**
2003 FORD ¾ TON CREW TRUCK 4X4 LOADED **$34,000.00**
1997 FORD ¾ TON SINGLE CAB 4X4 TRUCK **$4,500.00**
18 FT. DOG HOUSE W/ GEOLIGRAPH MACHINE **$8,000.00**
CASE 560 TRENCHER BACKHOE **$40,000.00**
22FT. STORAGE TRAILER**$1,000.00**
250 DRILL BITS **$50,000.00**